Exhibit 33.3


[LOGO] MIDLANDLOANSERVICES

March 1, 2007

Mr. Mario Fegan
IMPAC Funding Corporation
1401 Dove St
Newport Beach, CA 92660

                           IMPAC Secured Assets Corp.
                  Commercial Mortgage Pass-Through Certificates
                                  Series 2006-5
                               Servicing Agreement


                              OFFICER'S CERTIFICATE

Pursuant to the requirements of that certain Servicing Agreement (the "Agreement"), it is hereby certified to the Depositor thereunder that on behalf of Midland Loan Services, Inc. (the "Servicer"), (i) a review of the Servicer's activities during the reporting period and of its performance under the Agreement has been made under the undersigned officer's supervision; and ((ii) to the best of the undersigned officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period or, if there has been a failure to fulfill any such obligation in any material respect, each such failure known to the undersigned officer and the nature and status thereof are set forth below; and (iii) the Servicer has not received any notice regarding qualification, or challenging the status, of any REMIC formed pursuant to the Agreement from the IRS or any other governmental agency or body.


                            MIDLAND LOAN SERVICES, INC.

                            /s/ Steven W. Smith                  3/1/07
                            ----------------------------------------------------
                            Steven W. Smith                      Date
                            Chief Operating Officer and Executive Vice President


      A member of The PNC Financial Services Group
      10851 Mastin P.O. Box 25965 Shawnee Mission Kansas 66225-5965 www.midlandls.com 913 253 9000 T 913 253 9001 F